Exhibit 99.3

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

Event Date/Time: Aug. 14. 2009 / 8:30AM ET

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Final Transcript
Aug. 14. 2009 / 8:30AM ET, ANF — Q2 2009 Abercrombie & Fitch Co. Earnings Conference Call
CORPORATE PARTICIPANTS
Eric Cerny
Abercrombie & Fitch Co. — Manager — IR
Mike Jeffries
Abercrombie & Fitch Co. — Chairman, CEO
Jonathan Ramsden
Abercrombie & Fitch Co. — EVP, CFO
Brian Logan
Abercrombie & Fitch Co. — VP, Finance
CONFERENCE CALL PARTICIPANTS
Michelle Tan
Goldman Sachs — Analyst
Christine Chen
Needham & Co — Analyst
Janet Kloppenburg
JJK Research — Analyst
Jeff Klinefelter
Piper Jaffray — Analyst
Edward Yruma
KeyBanc Capital Markets — Analyst
Linda Tsai
MKM Partners — Analyst
Paul Lejuez
Credit Suisse — Analyst
Kimberly Greenberger
Citigroup — Analyst
Adrienne Tennant
FBR Capital Markets — Analyst
Jennifer Black
Jennifer Black & Associates — Analyst
Liz Dunn
Thomas Weisel Partners — Analyst
Dana Telsey
Telsey Advisory Group — Analyst
Laura Champine
Cowen & Co — Analyst
Stacy Pak
SP Research — Analyst
Jeff Black
Barclays Capital — Analyst
Richard Jaffe
Stifel Nicolaus — Analyst
Randy Konik
Jefferies & Co — Analyst
Lorraine Hutchinson
BAS-ML — Analyst

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Final Transcript
Aug. 14. 2009 / 8:30AM ET, ANF — Q2 2009 Abercrombie & Fitch Co. Earnings Conference Call
Eric Beder
Brean Murray — Analyst
Marni Shapiro
The Retail Tracker — Analyst
Josh Schwartz
Flatbush Watermill LLC — Analyst
Roxanne Meyer
UBS — Analyst
Howard Tubin
RBC Capital Markets — Analyst
Magnum Patois
Marquis — Analyst
PRESENTATION

Operator
Good day, everyone and welcome to the Abercrombie and Fitch second quarter earnings call. Today’s conference is being recorded. (Operator Instructions). We will open the call to take your questions at the end of the presentation. And we ask that you limit yourselves to one question during the question-and-answer session.
At this time, I would like to turn the conference over to Mr. Eric Cerny. Mr. Cerny, please go ahead, sir.

Eric Cerny — Abercrombie & Fitch Co. — Manager — IR
Good morning, and welcome to our second quarter earnings call. Earlier this morning, we released our second quarter sales and earnings, balance sheet, statement of operations, and an updated financial history. Please feel free to reference these materials, available on our website. This call is being recorded and the replay may be accessed through the Internet at Abercrombie.com. Before we begin, I remind you that any forward-looking statements we may make today are subject to the Safe Harbor statement found in our SEC filings.
Today’s earnings call will be limited to one hour. We will begin the call with a few brief remarks from Mike, followed by a review of the financial performance for the quarter from Jonathan Ramsden and Brian Logan. After our prepared comments, we will be available to take your questions for as long as time permits. Please limit yourself to one question so we can speak with as many callers as possible. Now to Mike.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning, everyone. Thank you for joining us today. We continue to be confronted with very challenging conditions during the second quarter. We believe we are doing the right things to address those challenges and improve our domestic business. In the meantime, we remain very encouraged by our prospects for international growth.
As a company that stands for optimism, confidence, and aspiration, we sell the best of America, and we think that the world has a growing appreciation of these values. However, consumer spending patterns domestically continue to be dictated by cost and value propositions, and this is clearly a headwind for our premium brands. We find ourselves working to affect the things that are within our control, and remain confident that we will be better positioned as a result of our actions to take advantage of the eventual turnaround.
Jonathan and Brian will provide more detail on our financial results in a moment, but I would like to share with you some of the key points regarding our strategy as well as some of the things we are seeing today that allow us to look to the future with optimism. First, as many of you have heard me say before, our future is tied to the international expansion of our brands. We increasingly see this opportunity, which will drive the future growth and profitability of our business, pointing in a positive direction.

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Final Transcript
Aug. 14. 2009 / 8:30AM ET, ANF — Q2 2009 Abercrombie & Fitch Co. Earnings Conference Call
Our performance in the UK proves that there’s a strong demand for our brands overseas. The Abercrombie & Fitch flagship in London, having opened its doors 2.5 years ago continues to comp significantly positively. We currently have five Hollister mall-based stores in the UK, and are extremely pleased with the reception the brand has received as we have opened each location. We are clearly offering the international customer a shopping experience unlike anything they currently have.
Second, we feel very good about the progress we have made on our product offering. We are always pushing ourselves to offer classic casual trend right exceptional quality product, but have admittedly missed some of the fashion opportunities that drove the business in the spring. We feel like we have corrected those fashion misses and have been increasingly adding fashion elements to the assortment throughout the quarter in preparation for back-to-school and Christmas shopping, particularly for the female business. We’ve heard the reaction from many of you as well as our store associates and our customers. You like the newness and the variety we have added to our assortments.
Third, as I mentioned to you last quarter, we recognize price is an important component of our business model. We are planning to deliver greater reductions in AUR for the fall season, but we’ll continue to review pricing on an ongoing basis. For the back-to-school and Christmas shopping periods, you will continue to see us offer a balance of full-priced fashion product and specialty priced product throughout the store. Spring 2010 we are sourcing into lower product costs to help support lower AURs. Most importantly, we will do this while protecting quality.
Lastly, it was great to see so many of you at the epic Hollister opening in Soho in July. For those of you not able to make it, I encourage you to pay a visit to the store. We believe it is truly a unique experience and expect it to be a tourist destination for the Hollister customer and to support our international Hollister rollout. With that, I will hand the call over to Jonathan, but will be available to answer your questions at the end of our comments.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Thank you, Mike, and good morning, everyone. The second quarter the company’s net sales decreased 23% to $648.5 million, our comp sales decreased 30%. Our gross margin rate for the quarter was 66.5%, down 360 basis points, approximately in line with the first quarter gross margin reduction. Again, reflecting our higher markdown rate for the quarter. For the full season, we anticipate further gross margin erosion compared to last year, although we expect the rate of erosion to moderate compared to the first half of the year.
Our operating loss for the quarter was $21.5 million. This included pretax charges of $24.4 million associated with the closure of RUEHL and an operating loss from continued RUEHL store and DTC operations of $6 million. The impact of RUEHL operations is summarized in an attachment to this morning’s earnings release.
During the quarter, we continued to make progress on operating expenses. Marketing, general, and administrative expense for the second quarter was $88.7 million, down 19% versus last year’s expense of $109 million. The reduction in MG&A includes savings related to employee compensation and benefits, travel, outside services, and marketing. MG&A for the quarter also included $0.6 million of severance charges associated with the exit of RUEHL. For the balance of the year we anticipate the percentage reduction at MG&A will moderate to a single-digit figure as we anniversary 2008 savings and potentially restore a portion of incentive and related comp accrual.
Stores and distribution expense of $367.2 million for the quarter included $23.8 million of RUEHL exit and store asset impairment charges. Excluding those charges, store occupancy costs accounted for 24.9% of sales and for approximately 730 basis points of operating margin de- leverage relative to the prior year. Reversal of this de-leveraging effect over time will depend in part on an increase in domestic store productivity levels. In addition, we will benefit from the opening of international stores for which we’ve been paying significant pre opening rent during 2009. Beyond that, we are in the process of reviewing our domestic store base. We currently have approximately 270 leases expiring between now and the end of fiscal year 2011, and a disproportionate number of our currently underperforming stores have leases expiring during this period.
Prior to the effect of RUEHL exit charges, we expect store occupancy costs to continue to increase modestly in dollar terms over the balance of the year as a result of new stores. All other stores and distribution expenses comprising selling, payroll, store management, support, distribution, DTC and other costs, represented 28% of sales and were down approximately 14% on a year-over-year basis, and approximately 19% on an average store basis. These reductions were realized despite having to absorb $1.4 million of expense associated with increases in minimum wage rates. During the quarter, we implemented additional cost saving initiatives including a non payroll area such as repairs an maintenance.
Year-over-year de-leveraging effect of all other stores and distribution expenses was 300 basis points for the quarter compared to 440 basis points for the first quarter. We anticipate a minimal level of de-leveraging for the balance of the year. As an update to our specific plans for new store openings in 2009, domestically, in addition to the Hollister epic flag ship store in Soho that opened in July, we now expect to open nine stores in

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Final Transcript
Aug. 14. 2009 / 8:30AM ET, ANF — Q2 2009 Abercrombie & Fitch Co. Earnings Conference Call
2009. This includes two Abercrombie stores, four Hollister stores, one Gilly Hicks store, and two outlet stores. Internationally we remain on track to open Abercrombie & Fitch and Abercrombie flagships in Milan in October, and an Abercrombie & Fitch flagship in Tokyo in December.
We now expect to open seven Hollister mall-based stores in the UK, one Hollister mall-based store in Frankfurt, Germany, one Hollister mall-based store in Rome, and one kids store in Canada. To provide some color on our international results, our year to date international store sales have been around $90 million at productivity levels in excess of our average domestic stores. Our Hollister store at White City in London is our single most productive Hollister store on a per square foot basis.
Fiscal 2009 total capital expenditures are now expected to be approximately $185 million, including approximately $140 million related to new stores, store refreshes and remodels, and approximately $45 million related to IT distribution center and other home office projects. The reduction in capital expenditures from the previously announced estimate of $200 million is primarily a result of net reductions in construction costs related to 2009 store openings, timing effects related to 2010 store openings, and the reduction and postponement of nonessential capital projects related to existing stores. We continue to expect an accelerated rate of openings for international mall-based Hollister stores in 2010 and 2011.
Now to Brian, who will provide some additional detail on our first quarter financial performance.

Brian Logan — Abercrombie & Fitch Co. — VP, Finance
Thank you, Jonathan. As reported, fiscal 2009 second quarter net sales for the 13 weeks ended August 1st, 2009, decreased 23% to $648.5 million from $845.8 million for the 13 weeks ended August 2nd, 2008. Second quarter direct to consumer net sales decreased 13% to $48.7 million.
Total company comparable store sales decreased 30%. Average transactions per store decreased 22%. Average transaction value decreased 8%, and average unit retail decreased 5% for the quarter.
Across all brands, the masculine categories continued to outperform the feminine categories, as male comparable store sales decreased by a low 20%, while female comparable store sales decreased by a mid-30%. From a merchandise classification standpoint, on a total company basis for both male and female, knit tops, graphic tees and shorts were the weakest performer, while female, wovens, and dresses performed stronger. For the second quarter, the gross profit rate was 66.5%, down 360 basis points from last year’s second quarter rate of 70.1%, reflecting a higher markdown rate.
We ended the second quarter with inventory per gross square foot at cost down 35%. Stores and distribution expense for the quarter as a percentage of sales increased 14 percentage points to 56.6% versus 42.6% last year. Stores and distribution expense included $23 million of lease termination related costs associated with the exit of RUEHL and $0.8 million of RUEHL store asset impairment charges.
For the second quarter, marketing, general, and administrative expense was $88.7 million, down 19% versus last year’s expense of $109 million. As a percentage of sales, MG&A expense increased 80 basis points to 13.7% from 12.9% last year. MG&A expense for the quarter included $0.6 million of severance charges associated with the exit of RUEHL.
Income tax expense for the second quarter was $7 million, which was comprised of $11.5 million of expense related to a true-up of the first quarter income tax provision and $4.5 million of benefit associated with the second quarter loss before income taxes. The income tax true-up, as calculated in accordance with FIN 18, was a result of a reduction of the estimated annual effective tax rate as determined in the second quarter. The lower projected rate is primarily due to a higher proportion of projected income before income taxes, coming from international operations with a lower overall effective tax rate, and a lower proportion of projected income before income taxes coming from domestic operations, partially resulting from the second quarter charges associated with the closure of RUEHL.
The effective tax rate for the third and fourth quarter of fiscal 2009 could be impacted by a number of factors, including the recognition of additional RUEHL charges related to the exit of RUEHL. For the fiscal 2010, we expect the effective tax rate to return to historic levels.
For the second quarter, we reported a net loss of $26.7 million, and a net loss per basic and diluted share of $0.30 compared to net income of $77.8 million, and net income per diluted share of $0.87 last year. The second quarter net loss and net loss per diluted and basic share, included pretax charges of $24.4 million associated with the exit of RUEHL and related RUEHL store asset impairment charges, and $11.5 million of expense related to a true-up of the first quarter income tax provision.

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Final Transcript
Aug. 14. 2009 / 8:30AM ET, ANF — Q2 2009 Abercrombie & Fitch Co. Earnings Conference Call
We ended the second quarter with $366.5 million in cash and cash equivalents, and outstanding debt and letters of credit of $79.6 million. During the quarter we repaid the US dollar denominated borrowings of $100 million outstanding at the beginning of the quarter under the credit agreement and separately, we drew down approximately $37 million in foreign currency denominated borrowings used to fund international lease and capital expenditure commitments. Also during the second quarter, certain auction-rate securities with a fair value of $59.7 million and for which the company has a right to exercise a put option at par commencing in June 2010 were reclassified from non current marketable securities to current marketable securities. The put option with the fair value of $16.3 million, was also reclassified from other assets to other current assets.
During the second quarter, we opened six new stores, resulting in a 1% growth in square footage from the end of the first quarter of 2009. We ended the second quarter with a total of 354 Abercrombie & Fitch, 213 Abercrombie, 520 Hollister, 29 RUEHL, and 16 Gilly Hicks stores, including three Abercrombie & Fitch, three Abercrombie, and five Hollister stores in Canada, and one Abercrombie & Fitch and five Hollister stores in the United Kingdom.
This concludes our prepared comments section of the call. We are now available to take your questions. Please limit yourself to one question so that we can speak to as many callers as possible. After everyone has had a chance, we will be happy to take follow-up questions. Thank you.
QUESTION AND ANSWER

Operator
Thank you, sir. Ladies and gentlemen, our question-and-answer session will be conducted electronically. (Operator Instructions). We will pause for just a moment to assemble the question roster. And for our first question we go to Michelle Tan with Goldman Sachs.

Michelle Tan — Goldman Sachs — Analyst
Great, thank you. I was wondering if you could give us a little more color on the incremental cost savings, the occupancy came in a little lower than I think you had expected, and also the decline in non occupancy was a decent amount better than last quarter, so just wondering if you could help us understand where those came from and then how sustainable that is through the rest of the year.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hey, Michelle. How are you?

Michelle Tan — Goldman Sachs — Analyst
Good, how are you?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
G thanks. Yeah, I guess in terms of the occupancy, I think what we said on the last call was in that dollar terms it was going to be pretty much in line with the first quarter, and we were pretty close to that. There wasn’t a significant change there. On the other stores and distribution expenses, we were able to make progress, particularly — we mentioned a couple minutes ago the repairs and maintenance expense area. That was a fairly significant reduction that we hadn’t anticipated at the time of the last call but on which we were able to make some good progress during the quarter, then there were a number of other less significant individual components, but that repairs and maintenance piece was the biggest single component.

Operator
And for our next question we go to Christine Chen with Needham & Company.

Christine Chen — Needham & Co — Analyst

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Final Transcript
Aug. 14. 2009 / 8:30AM ET, ANF — Q2 2009 Abercrombie & Fitch Co. Earnings Conference Call
Good morning.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning, Christine.

Christine Chen — Needham & Co — Analyst
Good morning. I just was wondering, I know that at the front of the store you have denim that has been on limited time lower price points, and I’m just wondering if that’s getting the traffic and the conversion that you anticipated.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
The answer to that is yes. This is the third time we’ve done it. We started the first time last Christmas, and we see that it works, but it is really just a part of a total denim strategy. I feel very happy with our denim assortments for back-to-school. I think we’re in the right silhouettes. I think our washes continue to be beautiful. I think we dominate in the destroyed category, which is very trend right, and price is a factor in the whole equation. Clearly denim is a very competitive category for back to school. We’re happy with how we’re positioned, and we’ll see how the other season works out, but thank you.

Operator
We go next to Janet Kloppenberg with JJK Research.

Janet Kloppenburg — JJK Research — Analyst
Good morning, everyone.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning, Janet.

Janet Kloppenburg — JJK Research — Analyst
Mike, I was wondering if could you spend a few minutes talking to us about what’s happening in the basics business and the fashion business. It seems that the basic business has been where the greatest resistance has been. Maybe you could talk about how you remedy that, and also talk a little bit about the trend or the response to the much better fashion product that you now have at both Hollister and Abercrombie & Fitch. Thanks so much.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Great question. It’s clear that the basic categories are and have been troubled, and the most susceptible to price. So our solution has been that the basic categories are the ones that we offer at the most compelling prices. We continue to see and believe that customers will pay for the right fashion. And that’s exactly what’s happening in the business. You’ve seen, customers have seen, many of you out there have commented about the improved fashion content in the A&F and the Hollister stores, and we’re very pleased with the direction it’s going. We continue to be excited about the plaid statement, and it’s clearly resonating with the customer. The story will continue to be about newness, more fashion, continuous flows throughout the fall season, and the fashion content of our inventory is much improved. It’s a work in progress.

Operator

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Final Transcript
Aug. 14. 2009 / 8:30AM ET, ANF — Q2 2009 Abercrombie & Fitch Co. Earnings Conference Call
Again, ladies and gentlemen, we do ask that you limit yourselves to one question. We go next to Jeff Klinefelter with Piper Jaffray.

Jeff Klinefelter — Piper Jaffray — Analyst
Yes, thank you, hi, guys.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hi, Jeff.

Jeff Klinefelter — Piper Jaffray — Analyst
Jonathan, maybe you can frame up this again, recap. On the international side with all the pre opening expenses you have been incurring, remind us what you’re incurring from those, and also any other corporate related expenses that you do direct toward international, and then how that’s going to be offset by these store openings this year, how much of that will continue next year with really, I guess, just Paris on deck, and I just wanted to clarify something, tell me again the occupancy de-leveraging versus the store expense de-leveraging domestically? Thank you.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Brian will give you the pre opening rent figures in a second. Let me give you the de-leveraging effects again. I guess what we’re saying for the all other stores and distribution expenses, excluding store occupancy, de-leveraging effect fork the balance of the year will be minimal. I’m just digging out the numbers here. For the second quarter, it was 300 basis points for those expenses versus 440 for the first quarter, and we see that going to a minimal level of de-leveraging for the balance of the year. Store occupancy was a 730-basis-points de-leveraging in Q2. In dollar terms on store occupancy we see that rising modestly over the remaining two quarters of the year.

Brian Logan — Abercrombie & Fitch Co. — VP, Finance
Jeff this is Brian. The pre opening rent, incremental pre opening rent in the second quarter of this year over second quarter of last year was about $1 million. We are starting to see that incremental impact come down. In the first quarter it was roughly $3.5 to $4 million. It’s come down to $1 million in the second quarter. For the balance of the year, we aren’t anticipating a meaningful impact on an incremental basis, largely because we’re starting to anniversary some of the pre opening rent we had to take last year for the flagships and also a lot of the domestic new store construction is down in the second half of the year versus the second half of last year. So on a year-over-year basis for the remainder of the year, we don’t anticipate much of an incremental benefit or expense associated with pre opening rent.

Operator
We go next to Edward Yruma with KeyBanc Capital Markets.

Edward Yruma — KeyBanc Capital Markets — Analyst
Can you give us a quick update on the Copenhagen store and whether you still expect to open that?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
We are continuing to review that, we have not made a final decision on what we’re going to do with that store.

Operator

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Final Transcript
Aug. 14. 2009 / 8:30AM ET, ANF — Q2 2009 Abercrombie & Fitch Co. Earnings Conference Call
For our next question, we go to Linda Tsai with MKM Partners.

Linda Tsai — MKM Partners — Analyst
Similar to the improvements you’ve infused in the fashion product, do you think there’s opportunity to improve the basic styles more meaningfully as well?

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I think that’s a good question, and the answer is absolutely yes. It is an era of more meaningful decoration is a way to put it, and we’re working very hard on that. So in answer, a little more color on Janet’s question, basics, we’re reducing the percentage in the inventory that is basic. That is basic is being priced more aggressively, and we are working on updating them. It’s a combination of the three. But that’s a good question. Thanks, Linda.

Operator
We go next to Paul Lejuez with Credit Suisse.

Paul Lejuez — Credit Suisse — Analyst
Just wondering if you have a certain number in mind when you’re thinking about reviewing your stores that are up for lease renewal and just wondering if there’s one division that might get hit with more closings than the others. Thanks.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Hi, Paul. I think on the first part of the question, we don’t have a specific number at this point. We’re going to take the balance of this year to continue to dig into that and think about what we think the optimal footprint size should be going forward, and obviously in part that’s going to be a function of what level of recovery we anticipate over time domestically. So we aren’t entirely through that. I think we do believe that if there is a contraction it would be more into towards the A & F brand than the other brands.

Operator
We go next to Kimberly Greenberger with Citi.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hi, Kimberly.

Kimberly Greenberger — Citigroup — Analyst
Good morning. I just had a follow-up on Paul’s question. Here in the United States do you feel like all of your brands are fairly mature outside of, perhaps, Gilly Hicks? If it not, if you see growth here in the United States, which brand or brands would you expect to continue to be able to grow, and on a net basis do you expect to contract, for example, the Abercrombie & Fitch brand? Thanks.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I think the answer to that is yes. We think we’re mature in the United States in all of the brands, with the exception of Gilly. There would be slight contraction in the Hollister brand and the contraction that will occur will be in the Abercrombie & Fitch and kids brands domestically.

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Final Transcript
Aug. 14. 2009 / 8:30AM ET, ANF — Q2 2009 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
And I would just add to that, the return on capital we’re currently seeing in the UK rollout is much greater than anything we would expect to get through further expansion in the US at this point. Obviously, we’ll continue to review that as we open up in additional countries.

Operator
We go next to Adrienne Tennant with FBR Capital Markets.

Adrienne Tennant — FBR Capital Markets — Analyst
Good morning, everyone. My questions for you. What has been the learnings in May, you kind of started promoting a little bit more, driving a little bit more through some of the clearance activity. Historically, it seems that Abercrombie has used clearance or markdowns to clear goods as opposed to drive traffic. And so what learnings have you had and what’s kind of the go-forward strategy on promotions and clearance?

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
The learning is that we’re in very tough economic times where price has become more of an object for us than it ever has been, and we’re using this strategy to drive traffic during this time. It is not the primary vehicle, nor it will be the primary vehicle for driving business. But it is part of the balance at this point. I would certainly hope that the future we would use and — use less and wean ourselves of this vehicle. But it is not the driving force of this business. The driving force is fashion, quality, aspiration, and will continue to be so. And I think you see the stores and how we’re treating it. That’s exactly how it appears to our customer.

Operator
We go next to Jennifer Black of Jennifer Black & Associates.

Jennifer Black — Jennifer Black & Associates — Analyst
Hi there.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hi, Jennifer.

Jennifer Black — Jennifer Black & Associates — Analyst
Hi, Mike. Just a follow-up to what we’ve been talking about. I was curious to know what kind of response you got when you started sending the e-mail blasts with the select washes, and I was curious to know what kind of website hits you got, and then anything overall about on-line would be great. Thank you very much.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
That’s a great question. Because you can see that we’re concentrating on it. The e-mail response to our plaid blasts and to the denim blasts both have been terrific. We are looking at this — all the media at our disposal in a very comprehensive way. You will see more product offerings from us and more experimentation with what we might do. Again, as you might suspect, the lead will be fashion product, lifestyle, and not price. We’re delighted with what’s happened over the last few weeks, and we see more of it coming.

Brian Logan — Abercrombie & Fitch Co. — VP, Finance

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Final Transcript
Aug. 14. 2009 / 8:30AM ET, ANF — Q2 2009 Abercrombie & Fitch Co. Earnings Conference Call
And I think, Jennifer, the direct to consumer business for the quarter was down 13%, which was an improvement over the first quarter, and we think that the e-mail blasts were one of the contributing factors to that.

Operator
We go next to Liz Dunn with Thomas Weisel.

Liz Dunn — Thomas Weisel Partners — Analyst
Good morning.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hi, Liz.

Liz Dunn — Thomas Weisel Partners — Analyst
I guess my question relates to pricing. We’ve heard from some suppliers that the pricing strategy will be sort of more of a tiered structure. Is your thinking that if you do layer on a tiered pricing structure, that you can sort of flex that as the economy improves and pull back on some of the lower price stuff and increase the higher price stuff, or what’s kind of your thinking there, and how do you communicate this pricing strategy to consumers, because I think one concept we’ve talked about in the past is that they seem to be sort of boycotting higher priced brands. Thanks.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Well, we do have a tiered pricing strategy. It has — I’m stumbling with the answer because we continue to audit the results on a weekly basis. We kind of do more of what works and less of what doesn’t. The future is that we will have a tiered pricing strategy. The issue that’s been raised is whether we’re going to be offering them at clearance prices or ticket prices. And the answer to that is that ticket prices will become a bigger and bigger part of our assortment. I think that might be what you’re getting at. But thanks for the question.

Operator
Again, ladies and gentlemen, we do ask that you limit yourself to one question. We go next to Dana Telsey with Telsey Advisory Group.

Dana Telsey — Telsey Advisory Group — Analyst
Good morning, everyone. Hi. Can you talk a little bit on the international business? Learnings from Hollister, learnings from Abercrombie international, how is it different from the US and how is what you’ve learned at Abercrombie in in forming Hollister, what’s different than you may have expected in helping you go forward.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Great question. The key to our international business is that we run at the same as we do the domestic business. You cannot tell the difference between being in London, New York, Los Angeles, or San Francisco. And the interesting thing about it, Dana, is that we sell the same things and the same depths virtually everywhere. There’s some slight variations.
But what we’re selling is the American lifestyle and everything that it represents. So casual, energetic, young product resonates with people in London, now the UK, we’re hoping Italy in store, we’re hoping Germany, but we come at that with a great deal of confidence because we see that we’re doing business with those people in other stores or through the Internet now. But the issue is really that it’s very much the same, and that’s how we’re approaching the international business. We clearly learned from A & F that that is the case, but we’re seeing that that’s absolutely the

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Final Transcript
Aug. 14. 2009 / 8:30AM ET, ANF — Q2 2009 Abercrombie & Fitch Co. Earnings Conference Call
case in Hollister and the UK, and we’re seeing throughout the UK, it’s not just a London suburban thing, we’re now outside of London suburb successfully and selling the same lifestyle experience and product but great question.

Operator
We go next to Laura Champine with Cowen.

Laura Champine — Cowen & Co — Analyst
Good morning. My question is on AUR. I did get your comments that you will be, so next spring for those lower AURs, which my assumption is that that protects the margin, but anything you’re willing to give us as far as quantifying those lower price points and mentioning which brands. You’ve mentioned that kids and Hollister sees the most impact, but anything you can give us, sort of a blended AUR change and how your strategy is set up there.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I can tell you that it will continue to be most dramatic in kids and Hollister, that the AUR decrease will be greater in third quarter than it’s been in second. And that’s about the extent of the color that I can offer. But you’re exactly right, the key is lowering the average unit cost, which we will do and are doing for third, fourth, first, and second quarters. Thanks. Jonathan.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Yeah, just to add to that, Laura, the AUR is an average of lots of different components, and I think as well as getting the AUR down, we will continue to refine how we deliver that AUR to do so most effectively over time.

Operator
We go next to Stacy Pak with S P Research.

Stacy Pak — SP Research — Analyst
Hi, thanks.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Stacy, we haven’t talked to you in years.

Stacy Pak — SP Research — Analyst
How are you, Mike?

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good. You?

Stacy Pak — SP Research — Analyst
Very good, thanks.

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Final Transcript
Aug. 14. 2009 / 8:30AM ET, ANF — Q2 2009 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good.

Stacy Pak — SP Research — Analyst
Question for you on just the domestic flagships, Mike. Can you comment on the success of the epic Hollister and to date, should we sort of assume that you’re — we should assume the same kind of success level per foot as a Fifth Avenue, and then with regard to the kids flagship, how do you think about cannibalization of Fifth Avenue? And then just your comment earlier about your brands being mature in the US, how do you think about opening flagships now in the US, given you think those brands are mature? Thanks.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Okay. Let’s start with Epic. We’re very pleased with Epic, and we’re very pleased on number of fronts. One, it’s going to be a major volume store. It will not reach the productivity per foot of Fifth Avenue, and we haven’t planned to the do. So beyond that we don’t really talk about the figures. But you can see it’s a successful store.
Point two is, what Epic has allowed us to do in terms of extending the lifestyle experience, we’re going to take many of the things that we’re doing in that store and take them to the Hollister chain. In the new stores that we’re opening in Europe, which is a very exciting thing.
But the third factor is something that is more subtle and some of you picked up on. Epic offered us the opportunity to extend our assortments and to really, as a company, dig into what is the heart of Hollister, southern California beach culture, the and how do we reflect that in the assortments for the chain, to let us further differentiate Hollister from the other brands. So from all three points of view, we’re very thrilled with Epic.
Kids flagship on Fifth Avenue, we’re looking at very carefully, and I will be very candid with you, we are looking at maximizing the bottom line in that location. And it’s really the bottom line on Fifth Avenue. So cannibalization to kids could be a fact to but we’re very committed as a company to making sure that we get the best return on Fifth Avenue. So we might be looking at other options.
The third factor, flagships in the US, we don’t see the opportunity for many more flagships in the US. The only opportunity in a flagship is international. So in those locations that would attract international customers, we’re interested, but there really aren’t any more US flagships on our horizon at all. There are too many opportunities overseas. Good questions.

Operator
We go next to Jeff Black with Barclays Capital.

Jennifer Black — Jennifer Black & Associates — Analyst
Hey, thanks. I guess, Mike, for you, you just want to go with the pricing question another way. How do you look at the longevity of what’s happening? You’ve talked in the past about keeping the premium price points and keeping a fairly wide gap between your competitors, now we’re talking about obviously in Hollister decreasing that. How far do you think we’ve come in 3Q and 4Q on the pricing front, and when do you think, given all that’s happened, is it permanent? When do you think we’re in a better position? Is it spring? Is it next fall? Thanks.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Jeff, if could answer that question, I could move to the White House. I don’t know, and I don’t think anyone does. We’re in an economic situation that’s affected consumer confidence, and aspirational better brands have have been hardest hit. Will it turn around? Absolutely. I think we are doing the right thing today. We’re maintaining the aspirational natures of our business in terms of lifestyle, environment and product quality. That’s what we stand for. And we’re withstanding the storm at this point.

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Final Transcript
Aug. 14. 2009 / 8:30AM ET, ANF — Q2 2009 Abercrombie & Fitch Co. Earnings Conference Call
When will the US turn around? I’m not sure, but it’s going to. And there’s a continual demand for aspirational product. That’s the history of the world. Sometimes less, sometimes more. But look at what’s going on with us in the UK right now. So, not sure, but that’s what we’re going to do.

Operator
We go next to Richard Jaffe with Stifel Nicolaus.

Richard Jaffe — Stifel Nicolaus — Analyst
Thanks very much, guys and well done considering the circumstances.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you.

Richard Jaffe — Stifel Nicolaus — Analyst
A question about store closings and how you’re thinking about store closings. Obviously the environment is unusual and I’m convinced it will change. Wondering how you are going to look at the lease renewals and how much optimism you will put into that, I guess pro forma to go forward estimates, or on the opposite, how aggressive are you being in keeping the stores in prestige locations? I’m trying to get a better sense of the hurdle you’re going to set for these underperforming stores that may or may not be closed.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Hi, Richard. We’re basically going to take the balance of this year really to look very hard at that. As we get towards the end of the year we’ll have some greater degree of visibility than we have today in terms of what we can expect in terms of a recovery. But we’re going to look at it market by market. It’s going to be a very detailed look at the expirations what we can expect if we were to close a particular store in a market to transfer to other stores, and we’re still working through that yet, so I don’t think we’re in a position to give a whole lot more guidance, but obvious we will assume some level of recovery, since we don’t expect the business to flat line its current level on a long-term basis, but that aspect of it, the cost structure aspect, then just going market by market and looking at what we think the optimal footprint is in each market.

Operator
Our next question we go to Randy Konik with Jefferies.

Randy Konik — Jefferies & Co — Analyst
Question for Jonathan. You spoke about gross margin deteriorating but getting less — being less so than the second quarter. With the AURs coming down is that a function of you think the IMU is going to be heading higher, and the markdown rate will go down because of the tight inventory? Going into the fourth quarter, given that you are going to be lapping significant margin reductions from 4Q 2008, is it something that you can see the gross margin starting to flatten out towards the end of the year? Thanks.

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Hey, Randy. What we’re saying is that there will continue to be margin erosion in the fall, but since our prior year full margin was already impacted by additional markdowns we took in the fall season last year, the year-over-year margin erosion for the fall will be less than it’s been, we expect, in the first half of the year. The reason it will will continue to be pressured is we are expecting to have to take markdowns as we move towards sourcing into those lower AURs.

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Final Transcript
Aug. 14. 2009 / 8:30AM ET, ANF — Q2 2009 Abercrombie & Fitch Co. Earnings Conference Call

Operator
We go next to Lorraine Hutchinson with Banc of America.

Lorraine Hutchinson — BAS-ML — Analyst
Good morning. I was hoping for an update on Gilly Hicks, and any early learnings there and just an update on the time line, how long will you wait to potentially reaccelerate the growth rate there.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good question. We remain very enthusiastic about Gilly, but very diligent at developing each of the businesses within that brand. We’re newcomers to bras and underwear. We’re learning a ton. And we have a very detailed growth plan for that business that calls for growth by category in terms of volume and margin. I think that the biggest learning curve for that business can be looked at in terms of what we learned from RUEHL. And the biggest learning from RUEHL is that as a company, we don’t do mature well. That’s a lesson for Gilly to go forward, and all of our brands. But good question, thanks.

Operator
We go next to Eric Beder with Brean Murray.

Eric Beder — Brean Murray — Analyst
Good morning. Question and clarification. Want to talk a little bit about logoing. If we look at some of the Hollister stores, it would seem that you’ve moved a little bit away from the level of logoing. How do you look upon that, and how aggressive are you going to be with that? And just a clarification, what should we be looking at the tax rate going forward for the second half of this year and for 2010?

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
That’s a good observation. We look to decrease the percentage of logo in all of our brands. We think that’s an important concept for sustainability of the brands, and having said that, logo is very important, because it represents the brand, but we are decreasing the percentage of logo in all the brands.

Brian Logan — Abercrombie & Fitch Co. — VP, Finance
Eric, as far as the effective tax rate, we won’t be giving guidance for the back half of the year on the effective tax rate because it can be affected by a number of factors, one of which would be any additional RUEHL charges that we may take in the back half of the year. So that could cause the rate to fluctuate in the third and fourth quarter. But for the — in 2010, we would expect that our effective tax rate would return to more of the historic levels that we’ve seen in the past.

Operator
We go next to Marni Shapiro with The Retail Tracker.

Marni Shapiro — The Retail Tracker — Analyst
Hey, guys. Since I’m so late in the call I’m going to ask you two questions. One very simple. If you can just give us an update on the ancillary products. Belts are obviously blowing out, but just bags and personal care, outerwear, and then Mike a bigger picture question. It seems to me when I walk through the stores, this is not about the brand, that the right product is selling out, in a week or two, at full price. So when I boil this

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Final Transcript
Aug. 14. 2009 / 8:30AM ET, ANF — Q2 2009 Abercrombie & Fitch Co. Earnings Conference Call
down, I know we all like to make this so complicated, but when we boil this down, isn’t is it really just about getting more right product in the store?

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Sure. As usual you’re right, and that’s our strategy. And more right product, more often. And you see that it is selling out, but we have lots of things in the pipeline. So it’s working on the fashion part of the business. We’re working hard, and you put it — I can’t put it better than that.
Sure, we are — belts are blowing out, our outerwear is very good, dresses are very good, fashion fleece is very good, and you are going to see lots of things that we sell out, but it can be replaced by other exciting things. I’m thrilled at the process. I don’t want you to think that we’ve reached Nirvana, because we haven’t. This is a work in progress, but we have a company very engaged in doing what you’re talking about. Thanks, Marni.

Operator
We go next to Josh Schwartz with Flatbush Watermill LLC.

Josh Schwartz — Flatbush Watermill LLC — Analyst
Good morning, guys.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning, Josh.

Josh Schwartz — Flatbush Watermill LLC — Analyst
Mike, I just want to, actually, my question was raised about Gilly Hicks and some things, how RUEHL learnings might affect it going forward, but you raised this idea that you learned that the company doesn’t do mature very well, so I want to make sure I understand what you are saying. Are you saying you need to learn how to do mature better, or Gilly Hicks is — I guess because Gilly is a more mature concept in terms of the target audience and that, so the potential is lower than you thought. Just what you really mean.

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
What I really meant was reeve tried to do mature, and we’re not going to do any more of it. I think we ended up doing RUEHL very well without great success. We know that we do young well, and we have to be focused as a company on doing young well. I think Gilly was veering a little old. It’s clear that she’s a 20-year-old. That’s what we’re going after in that business. That’s where we’re successful, that’s what we’re building on.
But it’s a commentary for our whole business. We are young, we’re sexy, we’re controversial at times. That’s what we know how to do, and that’s the business that we own here and are comfortable that we can around the world. Thanks, Josh.

Operator
Our next question we go to Roxanne Meyer with UBS.

Roxanne Meyer — UBS — Analyst
Great, thanks. Just a follow-up on Marni’s question. Thank you for elaborating on some of the early wins. Can you just put it in context of the total comp performance. We’ve seen some great new product come in the stores, but it hasn’t moved the dial on comp. Just looking to appreciate what percent of your merchandise do you think is positioned well, and how long it can take before it actually shows up in the numbers.

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Final Transcript
Aug. 14. 2009 / 8:30AM ET, ANF — Q2 2009 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I think the answer to that question is — and I don’t want to raise people’s expectations. It is starting to show up in the numbers, but it’s hidden in the numbers. We will hope that it’s going to drive total in the future. I can’t tell you when. We’re working hard at it. You are seeing it, and over some point, we’re comfortable that it will move the needle. I can’t be more precise than that. But thank you.

Operator
We go next to Howard Tubin with RBC Capital Markets.

Howard Tubin — RBC Capital Markets — Analyst
How should we think about inventory for the rest of the year. It’s down pretty meaningfully. Should those declines moderate as we get into the third and fourth quarter?

Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I think the answer to that question is minus 35% on a per square foot basis was very — it was a low number, we planned that low number, and we hit it. In hindsight, we think that number is a little low. And it was just a function of us conservatively planning the business. As you know, we’re conservative. We will be — we had the opportunity to be a little less conservative in the fourth quarter and the first quarter. But good questions.

Operator
We go next to [Magnum Patois with Marquis.]

Magnum Patois — Marquis — Analyst
Good morning. Can you tell us a little bit on the share repurchase or dividends going forward?

Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
On the share repurchase, we do have an open authorization to repurchase. We don’t have any current plans to resume share repurchase. On the dividend, the board approved the quarterly dividend yesterday, which is the same as the quarterly dividend in the prior quarter. And we have no current plans to change that at this point.

Operator
Ladies and gentlemen, this does conclude our question-and-answer session. Mr. Cerny, I will turn the call back over to you for any closing remarks.

Eric Cerny — Abercrombie & Fitch Co. — Manager — IR
Thank you for joining us on our call today.

Operator
ladies and gentlemen, this does conclude the conference call. We do appreciate your participation.

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Final Transcript
Aug. 14. 2009 / 8:30AM ET, ANF — Q2 2009 Abercrombie & Fitch Co. Earnings Conference Call

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